SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_| Preliminary Proxy Statement
|X| Definitive Proxy Statement
|_| Definitive Additional Materials
|_| Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                           Goulds Pumps, Incorporated
                (Name of Registrant as Specified In Its Charter)

                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

|X| $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1) or 14a-6(j)(2).
|_| $500 per each party to the controversy pursuant to
    Exchange Act Rule 14a-6(i)(3).
|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

   Common Stock

2) Aggregate number of securities to which transaction applies:

   _____________________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

   _____________________________________________________________________________

4) Proposed maximum aggregate value of transaction:

   _____________________________________________________________________________

|_| Check box if any part of the fee is offset as provided by
    Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule
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    1) Amount previously paid: _________________________________________________

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*Set forth the amount on which the filing fee is calculated and state how it was determined.

                           [LOGO] GOULDS PUMPS, INC.
                                       FAIRPORT, NEW YORK  14450


                                                                  March 28, 1996
                               -----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 1, 1996

                               -----------------

To the Stockholders of Goulds Pumps, Incorporated:

     The Annual Meeting of the Stockholders of Goulds Pumps, Incorporated will be held at the Holiday Inn, Seneca Falls, New York (1/4 mile north of the intersection of NY 414 and US 20) on Wednesday, May 1, 1996, at 10:00 a.m. for the following items of business:

          1. Election of Directors;

          2. Ratification of the appointment of Deloitte & Touche LLP as independent auditors for 1996; and

          3. Such other business as may properly come before the meeting or any adjournment thereof.

     These matters are described more fully in the attached Proxy Statement. Stockholders of record at the close of business on March 6, 1996 are entitled to notice of and to vote at the meeting.


                                   By Order of the Board of Directors

                                          MICHAEL T. TOMAINO
                                           Secretary


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     The Board of Directors will appreciate your marking,  signing and returning promptly the accompanying proxy card, no matter how large or how small your holdings may be.
--------------------------------------------------------------------------------

                           [LOGO] GOULDS PUMPS, INC.
                                       FAIRPORT, NEW YORK  14450

                                PROXY STATEMENT

                  ANNUAL MEETING OF STOCKHOLDERS, MAY 1, 1996

     The accompanying proxy is solicited by the Board of Directors for use at the Annual Meeting of Stockholders of Goulds Pumps, Incorporated (the "Company"), 300 WillowBrook Office Park, Fairport, New York 14450-4285, to be held at the time and place stated in the Notice of Meeting which accompanies this Proxy Statement. Proxy materials are first being mailed on or about March 28, 1996. The shares represented by properly completed proxies received prior to the vote will be voted FOR the election as Directors of the nominees named herein and FOR ratifying the appointment of Deloitte & Touche LLP as the Company's independent auditors for the year ending December 31, 1996, unless specific instructions to the contrary are given or an abstention from voting is indicated by the stock holder. The proxy may be revoked at any time before it is exercised.

     On March 6, 1996, the record date, there were 21,292,612 shares of Common Stock outstanding, each of which entitles the holder to one vote on each matter to come before the meeting. One-third of the outstanding shares, present in person or by proxy, will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present. A plurality vote is required for the election of Directors. Accordingly, abstentions and broker non-votes will not affect the outcome of the election of Directors.

                             ELECTION OF DIRECTORS

     Eight Directors, constituting the entire Board, are to be elected to hold office until the next Annual Meeting of Stockholders and until their successors are elected and qualified. The names of, and certain information about, the persons nominated by the Board of Directors for election as Directors follow. The Board of Directors believes that all of the nominees will be available and able to serve as Directors, but if for any reason any nominee becomes unavailable for election, the persons named in the proxies may exercise discretionary authority to vote for substitutes proposed by the Board of Directors. All eight of the nominees are presently serving as Directors of the Company. Seven were elected at the 1995 Annual Meeting and one of the nominees, Mr. David P. Gruber, was elected a Director by the Board in December of 1995.

                                   DIRECTORS

WILLIAM W. GOESSEL

     Mr. Goessel, 68, a Director since 1976, retired in 1993 from Harnischfeger Industries, Inc., Milwaukee, Wisconsin, a manufacturer of mining equipment, material handling systems and paper making machines, and a designer and integrator of automated material handling systems, where he had been Chairman since 1992. From 1986 to 1992, he was Chairman and Chief Executive Officer of Harnischfeger. He is a Director of Measurex Corporation and Twin Disc, Incorporated. He is a member of the Human Resources Committee and the Committee on Directors.

DAVID P. GRUBER

     Mr. Gruber, 54, a Director since 1995, has been a Director, and President and Chief Executive Officer of Wyman-Gordon Company, North Grafton, Massachusetts, an aerospace and industrial man ufacturing company, since 1994. He had been Director, and President and Chief Operating Officer of Wyman-Gordon since 1991.

MELVIN HOWARD

     Mr. Howard, 61, a Director since 1984, has been Chairman of Sector Management, Inc., West port, Connecticut, an investment firm, since 1993. From 1991 to 1992, he was President of Erlich Bober Financial Corporation. He retired in 1990 from Xerox Corporation, Stamford, Connecticut, where he had been Vice Chairman of the Board from 1986 to 1990. He is a member of the Audit and Pension Committees.

BARBARA B. LUCAS

     Ms. Lucas, 50, a Director since 1992, has, since 1985, been Vice President-Public Affairs and Corporate Secretary of The Black & Decker Corporation, Towson, Maryland, a global manufacturer and marketer of power tools and home improvement products. She is a member of the Human Resources Committee and the Committee on Directors.

THOMAS C. McDERMOTT

     Mr. McDermott, 59, a Director since 1988, has been Chairman of the Board of Directors since 1995, and Chief Executive Officer and President since 1994. He retired in 1993 from Bausch & Lomb Incorporated, Rochester, New York, a health care and optics company, where he had been President and Chief Operating Officer from 1986 to 1993. He is a member of the Executive and Pension Committees. He is a Director of A.T. Cross Company and Augat, Inc.

JAMES C. MILLER III

     Mr. Miller, 53, a Director since 1990, is counselor to Citizens for a Sound Economy, Washington, D.C., and from 1989 to 1993 served as Chairman of that organization's Board of Directors. Since 1988, he has also been John M. Olin Distinguished Fellow at the Center for Study of Public Choice at George Mason University, Fairfax, Virginia. He is a member of the Pension Committee and the Committee on Directors. He is Chairman and Director of Economic Impact Analysts, Inc., and a Director of Atlantic Coast Airlines, Washington Mutual Investors, Inc. and The Union Corporation.

PETER ODDLEIFSON

     Mr. Oddleifson, 63, a Director since 1974, is a Partner in the law firm of Harris Beach & Wilcox, Rochester, New York, which firm has been and is currently engaged in performing various legal services for the Company. He is a member of the Executive and Audit Committees. He is a Director of Rochester Midland Corp.

ARTHUR M. RICHARDSON

     Mr. Richardson, 69, a Director since 1980, has been President of Richardson Capital Corporation, Rochester, New York, an investment enterprise, since 1985. He is a member of the Executive, Human Resources and Audit Committees. He is a Director of the Raymond Corporation, Rochester Gas and Electric Corporation, and Transmation, Inc.


--------------------------------------------------------------------------------
     The Board of Directors recommends a vote "FOR" the election as Directors of the nominees listed above.
--------------------------------------------------------------------------------

Additional Information Relating to the Board of Directors

     Non-employee Directors are paid an annual retainer of $20,000 per year. For Directors who are first elected or appointed to the Board in 1995 or later, one-half of this annual retainer is paid in Company stock, until the new Director meets the Company's stock ownership goals for non-employee Directors, which is one-and-one-half times the annual retainer amount. In addition, non-employee Directors are paid $1,000 per day for attendance at Board meetings, $800 per day for attendance at each committee meeting which is held on other than a Board meeting date and $400 per day for attendance at each committee meeting held on a Board meeting date. Committee chairs are paid an additional retainer of $2,800 per year. Employee Directors do not receive any additional remuneration for their services as Directors.

     Each non-employee Director of the Company receives, on the first stock trading day following each Annual Meeting of Stockholders, an option to purchase 1,500 shares of the Company's Common Stock at the closing price per share as reported on the NASDAQ on that date.

     Non-employee Directors are participants in the Retirement Plan for Non-Employee Directors which became effective on June 21, 1994. A Director who retires with a minimum of ten years of service is entitled to receive an annual retirement benefit equaling his or her final annual retainer, which is presently $20,000, for a term equal to the period of service. Plan benefits vest 50% after five years of service and an additional 10% for each year of service from six through ten.

     The Board of Directors held nine meetings during 1995. All of the Directors attended more than 75% of the meetings of the Board and committees on which they served in 1995.

                   AUDIT COMMITTEE AND COMMITTEE ON DIRECTORS

     The Audit Committee recommends to the Board of Directors the appointment of independent auditors, reviews the plan and results of the audit performed by the auditors and the plan and scope of the Company's internal auditing procedures, approves professional services provided by the auditors, considers the range of audit and non-audit fees, reviews the adequacy of the Company's internal accounting controls, and directs and supervises investigations into the foregoing matters. The Audit Committee held two meetings during 1995.

     The Committee on Directors recommends to the Board nominees for election as Directors and considers the performance of incumbent Directors in determining whether to nominate them to stand for re-election. In addition, the Committee on Directors will consider nominees recommended by stockholders and has established a procedure to consider such nominees. Under the procedure, stockholders shall submit written recommendations of nominees for election to the Board of Directors to the Secretary of the Company no later than the December 10th preceding the Annual Meeting of Stockholders at which the election is to be held. Stockholder recommendations must be accompanied by the written consent of the recommended person to serve if elected and his or her complete biographical data, particularly with respect to business or other experience bearing upon such person's qualifications. The Committee on Directors held four meetings during 1995.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of February 15, 1996, stock ownership information by beneficial owners of more than five percent of the Company's Common Stock (based on reports filed by them with the Securities and Exchange Commission ("SEC")) and, as of March 10, 1996, by Directors and the executive officers listed in the Summary Compensation Table on page 13 and by all Directors and executive officers as a group, each of whom has sole voting and investment power over such shares, except as indicated.

                                                                      Percent of
          Name                                        No. of Shares      Class
          ----                                        -------------      -----
FMR Corp. ..........................................  2,763,900(1)       13.0%
82 Devonshire Street
Boston, Massachusetts
The State Teachers Retirement Board of Ohio ........  1,653,200(2)        7.8%
275 Broad Street
Columbus, Ohio
Mario J. Gabelli ...................................  1,078,300(3)        5.1%
c/o Gabelli Funds, Inc.
One Corporate Center
Rye, New York
William W. Goessel .................................     11,804(4)         *
David P. Gruber ....................................      1,000            *
Melvin Howard ......................................     10,981(5)         *
Barbara B. Lucas ...................................      6,983(6)         *
Thomas C. McDermott ................................     49,027(7)         *
James C. Miller III ................................      9,138(8)         *
Peter Oddleifson ...................................     12,728(9)         *
Arthur M. Richardson ...............................     11,366(10)        *
Frank J. Zonarich ..................................     76,616(11)        *
John P. Murphy .....................................     15,056(12)        *
Mary Ann Lambertsen ................................     17,364(13)        *
John J. Scanlon ....................................     24,746(14)        *
All Directors and Executive Officers (15 persons) ..    252,690(15)       1.2%
------------
 (1) Sole voting power with respect to 518,0000 shares and sole dispositive power with respect to 2,763,900 shares.
 (2) Sole voting power and sole dispositive power with respect to 1,653,200 shares.
 (3) Sole voting power with respect to 932,300 shares, sole dispositive power with respect to 1,078,300 shares.
 (4) Includes exercisable options to purchase 9,781 shares.
 (5) Includes exercisable options to purchase 9,781 shares.
 (6) Includes exercisable options to purchase 5,486 shares.
 (7) Includes exercisable options to purchase 43,998 shares.
 (8) Includes exercisable options to purchase 8,137 shares.
 (9) Includes exercisable options to purchase 9,781 shares.
(10) Includes exercisable options to purchase 9,781 shares.
(11) Includes exercisable options to purchase 70,895 shares.
(12) Includes exercisable options to purchase 13,532 shares.
(13) Includes exercisable options to purchase 15,252 shares.
(14) Includes exercisable options to purchase 22,191 shares.
(15) Includes exercisable options to purchase 223,251 shares.
   * Less than 1.0%.

     The Company's Directors and executive officers are required to file reports with the Securities and Exchange Commission concerning ownership of Company stock. Based on its review of such reports, the Company believes that all filing requirements were met by its Directors and executive officers in 1995.

                             EXECUTIVE COMPENSATION
           HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Board of Directors' Human Resources Committee (the "Committee") provides the following information about its charter, executive compensation philosophy and program, and 1995 compensation-related decisions.

     The Human Resources Committee is responsible for all compensation-related decisions of the Company. As such, it approves the design of, assesses the effectiveness of, and administers the executive compensation program and certain benefit plans. The Committee administers the 1988 Stock Incentive Plan, the 1994 Incentive Plan to Increase Stockholder Value and the Executive Incentive Plan and approves all stock option grants and cash bonus awards to officers and other executives including executives named in the Summary Compensation Table on page 13 ("named executives"). The Committee also reviews and approves all salary arrangements and other remuneration for executives, evaluates executive performance, and considers related matters. The Committee, consisting of three non-em ployee Directors who have no "interlocking" relationships as defined by the SEC, met three times during 1995.

The Objectives of the Executive Compensation Program

     The Committee is committed to implementing an executive compensation program which supports the Company's mission and facilitates the achievement of the Company's business strategies.

     It is the intent that:

          (1) the total executive compensation program should strengthen the relationship between pay and performance by emphasizing variable, at-risk compensation that is dependent upon the achievement of specified Company and individual performance goals;

          (2) some of the at-risk components of pay should be equity-based to encourage a close identification with the Company and align executives' interests with those of stockholders; and

          (3) the executive compensation program should enhance the Company's ability to attract, retain, and encourage the development of exceptionally knowledgeable and experienced executives upon whom, in large part, the successful operation and management of the Company depends.

An Overview of Goulds' Executive Compensation Plans and 1995 Committee Actions

     The Committee annually evaluates the Company's financial performance and executive compensation plans in the context of publicly-traded comparator companies consisting of pump industry competi tors and a broader group of major durable goods manufacturers. Total annual cash payments (base salary plus annual cash bonuses) reflect Company financial performance, business unit financial performance, and individual executive performance against previously established goals and objectives. Over time, and with above average financial and individual performance, the Company targets its total cash compensation at the 60th percentile of the total cash compensation of the comparator companies, adjusted for size.

     The number of companies in the comparator group used for compensation purposes is larger than the number of companies which comprise the industry peer group index in the performance graph included in this Proxy Statement on page
12. This is based on the Committee's belief that the Company's competitors for executive talent are greater in number than the companies included in the industry peer group. However, 30% of the companies in the comparator group are also in the industry peer group.

     The key elements of the Company's executive compensation program are base salary, annual cash bonuses, stock options, and restricted stock grants vesting upon achievement of long-term Company performance goals. These are addressed separately below. In determining each element of compensation, the Committee considers all components of compensation, including retirement plans, insurance, and other benefits.

     The Base Salary structure is reviewed regularly by the Committee. In prior years, the executives' base salary range midpoints had been targeted at the 55th percentile of comparator companies. During 1995, the target for salary range midpoints was adjusted downward, to the 50th percentile. The base salary range midpoints are designed to recognize varying levels of responsibility, experience and breadth of knowledge required, and internal equity. The comparator companies are surveyed periodically to determine specific compensation levels for similar executive positions. Such a review was conducted in 1995 and base salary range midpoints were adjusted accordingly.

     The Committee reviewed executive base salaries in 1995 and increases were awarded or withheld based on Company financial performance in general, individual executive performance, and the com parator companies' compensation levels. The salaries remain within the defined salary ranges, and the named executives' base pay generally falls less than 2% above the new, lower targeted percentile.

     The Executive Incentive Plan ("EIP"), which provides for annual cash bonuses based on Company and business unit financial performance, and on individual performance, promotes the Company's pay-for-performance philosophy. The annual bonus opportunity allows the Company to communicate specific goals that are of primary importance during the coming year and to motivate executives to achieve these goals.

     The EIP cash bonus opportunity is a percentage of base salary that increases with level of responsibility, thereby increasing the portion of compensation at risk. Annual cash bonus opportunities at target are designed to be slightly higher than the 50th percentile of comparator companies in order to reflect the Committee's intention to place a greater percentage of executive compensation at risk.

     For 1995, the Company financial performance used to determine EIP payouts for Corporate staff was based on sales (30%), earnings per share (50%) and return on assets (20%). The Committee believes these performance measures are contributing determinants of stock price over time. The business units' performance used to determine EIP payouts was based on sales, operating earnings, margin, inventory turns, and meeting quarterly performance objectives. All of the named executives have a minimum of 25% of their award tied to Company financial performance to reinforce the need for teamwork and to focus attention on overall Company objectives. The named executives who are heads of business units also have a majority of their award linked to business unit financial performance.

     Target cash bonus opportunities for the named executives range from 35% to 55% of base salary. Depending on performance results, the EIP cash bonus can vary from 50% to 150% of target cash bonus opportunity. A minimum threshold of Company or business unit financial performance must be achieved for any portion of the EIP payout to occur. In general, performance in 1995 fell short of target goals and, accordingly, bonus payments were below target payment levels.

     Including the named executives, there were approximately 90 key managers who participated in the EIP in 1995. Receipt of cash incentive awards under the EIP may be deferred to a subsequent date or retirement.

     The 1988 Stock Incentive Plan, approved by stockholders in 1988, and the 1994 Incentive Plan to Increase Stockholder Value, approved by stockholders in 1994, are in keeping with the Company's commitment to provide total compensation which favors at-risk components of pay and closely links the interests of management with those of stockholders. These are the Company's only long-term incentive vehicles and are designed to provide competitive long-term incentive compensation opportunities, to tie executive long-term financial gain to increases in the Company's stock price, and to increase Company stock ownership among key managers.

     Stock options are normally granted annually based on an assessment of the comparator companies' data, past grants made to executives, and current Company stock holdings of the executives. The stock option program targets its awards at the 60th percentile of similar awards at the comparator companies. Stock options are granted at an option price not less than the fair market value of the Common Stock on the date of grant and will have value only if the stock price appreciates from the date the options are granted. The stock option grants vest at 25% per year for four years to aid in the retention of executives and key managers. In addition to the normal annual stock option award given in January, the named executives were also granted a prorated award in June to accommodate the transition to a single grant date for all option participants. The named executives will next be considered for an option award in June 1996. The Option Grants in Last Fiscal Year table on page 14 gives a summary of stock option shares granted in fiscal 1995 to the named executives under the 1988 Stock Incentive Plan and the 1994 Incentive Plan to Increase Stockholder Value.

     Under the 1994 Incentive Plan To Increase Stockholder Value, performance-based restricted stock awards were made to key executives subject to the Company's achievement of pre-established levels of Company performance over a three-year period. The three-year period enhances the Company's ability to maintain a stable executive team and focus on long-term success. The value of the awards will vary based on the degree to which Company Earnings Per Share ("EPS") goals are attained over the three-year cycle. Below a threshold level of performance, no award is earned. The EPS goal was approved by the Committee because it is believed to be most reflective of stockholder value creation. All earned awards are paid in Company stock. During the performance period, dividends on the performance-based shares are paid currently in stock, rather than cash, further aligning executives' interests with those of stockholders.

     In determining the size of performance-based share awards, the Committee considers existing stock option grants, competitive practices, and the level of responsibility of each executive. Grant sizes were at a medium level, as compared against similar programs at the comparator companies.

Compensation for the Chief Executive Officer

     The CEO's compensation package is consistent with the spirit and objectives of the Company's executive compensation program.

     Mr. McDermott's base salary was not increased during 1995 in keeping with the terms specified in the memorandum of understanding when he was hired in June 1994. His base salary will be adjusted for the first time in 1996.

     Mr. McDermott's EIP target cash bonus opportunity is 55% of base salary. His actual bonus payment was less than the target cash bonus opportunity because the Company's financial performance in 1995 fell short of target goals.

     The stock option grants given to Mr. McDermott are disclosed in the table on page 14 . The full grant made in January 1995 and the prorated grant made in June 1995 are within competitive norms for the CEO position and at the medium level in comparison to the comparator companies.

     Under the 1994 Incentive Plan To Increase Stockholder Value, Mr. McDermott received a performance-based restricted stock award subject to the Company's achievement of pre-established levels of Company performance over a three-year period. The three-year period enhances the Company's ability to retain Mr. McDermott and ensures his focus on long-term success. The value of his award will vary based on the degree to which Company EPS goals are attained over the three-year cycle. Below a threshold level of performance, no award is earned. The EPS goal was approved by the Committee because it is believed to be most reflective of stockholder value creation. All earned awards are paid in Company stock. During the performance period, dividends on the performance-based shares are paid currently in stock, rather than cash, further aligning Mr. McDermott's interests with those of stockholders.

     In determining the size of Mr. McDermott's performance-based share award, the Committee considered existing stock option grants and competitive practices. The grant size was at a medium level in comparison to the comparator companies.

Company Response to Potential Limits to Deductibility of Executive Pay

     Since no employee in 1996 is expected to reach the annual $1 million limit for deductibility under Section 162(m) of the Internal Revenue Code of 1986 as amended (the "Code"), the Committee has determined that it is not in the Company's current interest to undertake the substantial revisions to compensation programs that would be necessary to respond to the Code. The Committee will continue to evaluate the advisability of amending or changing its compensation programs in this respect in future years.

Summary

     The Committee believes the executive compensation program, through the Committee's administration of the component plans and structures, continues to ensure the Company's ability to attract, retain, and motivate the executive resources required to enhance stockholder value. The Committee's competitive pay philosophy facilitates the employment and retention of talented executives. The emphasis on variable pay and the tie to both short- and long-term financial results and stock performance directly link compensation to critical measures of Company performance. We believe these elements, in combination, further the best interests of the Company's stockholders.

Respectfully  submitted,

The Human Resources  Committee
Arthur M. Richardson,  Chairman
William W. Goessel
Barbara B. Lucas

Pension Plan Table(1)

                                                   Years of Service
                       --------------------------------------------------------------------------
 Final Average
Compensation(2)            5          10         15         20         25         30         35
---------------            -          --         --         --         --         --         --
   $150,000 ........   $ 15,000   $ 30,000   $ 45,000   $ 60,000   $ 75,000   $ 82,500   $ 90,000
   $250,000 ........   $ 25,000   $ 50,000   $ 75,000   $100,000   $125,000   $137,500   $150,000
   $350,000 ........   $ 35,000   $ 70,000   $105,000   $140,000   $175,000   $192,500   $210,000
   $450,000 ........   $ 45,000   $ 90,000   $135,000   $180,000   $225,000   $247,500   $270,000
   $550,000 ........   $ 55,000   $110,000   $165,000   $220,000   $275,000   $302,500   $330,000
   $650,000 ........   $ 65,000   $130,000   $195,000   $260,000   $325,000   $357,000   $390,000
   $750,000 ........   $ 75,000   $150,000   $225,000   $300,000   $375,000   $412,000   $450,000

-------------
(1) Estimated annual pension plan benefits shown are prior to adjustment for Social Security benefits.
(2) Final Average Compensation is the sum of salary and bonus from the Summary Compensation Table.

     The Company maintains a Pension Plan and a Supplemental Executive Pension Plan in which all of the Executive Officers listed in the Summary Compensation Table on page 13 are participants. Taken together, the two plans provide participants with a monthly retirement benefit based on the
participant|scquote|s final average compensation and years of service. The monthly benefit is reduced by one-half the participant|scquote|s primary Social Security benefit amount. The chart above shows the estimated benefit (stated in annual amounts) payable (prior to reduction for Social Security) beginning at age 62 for the years of credited service and final average compensation amounts shown.

     Years of Credited Service used in determining benefits for the named executives are as follows through December 31, 1995: Mr. McDermott, 1.5 years; Mr. Zonarich, 25.8 years; Mr. Murphy, 2.3 years; Ms. Lambertsen, 4.1 years; Mr. Scanlon, 36.8 years. Benefits are computed as straight-life annuity amounts which may be paid in various forms.

Employment Contracts and Change-in-Control Arrangements

     The Company has outstanding agreements with the named executives listed in the Summary Compensation Table on page 13, which provide that the named executives will not, in the event of the commencement of steps to effect a Change-in-Control (defined generally as acquisition of 20% or more of the outstanding voting shares or a change in a majority of the Board of Directors), voluntarily leave the employ of the Company until a third person has terminated efforts to effect a Change-in-Control or until three months after a Change-in-Control has occurred.

     In the event of a qualifying termination of the named executive's employment within two years of a Change-in-Control, he or she is entitled to three years' compensation including bonus, retirement benefits equal to the benefits he or she would have received had he or she completed three additional years of employment, continuation of all life, accident, health, savings and other fringe benefit plans for three years, and relocation assistance. In addition, the named executives are covered by a non-Change- in-Control severance policy equal to one year's base salary.

     In September of 1995, Eric L. Steenburgh joined the Company as Senior Vice President and President--Industrial Products. Previously, Mr. Steenburgh was President and Chief Operating Officer for Ricoh Corporation in Fairfield, New Jersey. In connection with the relocation of his principal residence, the Company has provided a short-term interest-free loan to Mr. Steenburgh, to be repaid upon the sale of his primary residence in New Jersey. The total amount of Mr. Steenburgh's indebtedness to the Company under this loan reached $180,000 in 1995.

                      APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has recommended that the appointment of Deloitte & Touche LLP as independent auditors for the year ending December 31, 1996 be ratified by the stockholders. Deloitte & Touche LLP and their predecessors have served as auditors of the Company since 1908. Represen tatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement, if they so desire, and are expected to be available to respond to appropriate questions.


--------------------------------------------------------------------------------
     The Board of Directors recommends a vote "FOR" the ratification of the appointment of independent auditors.
--------------------------------------------------------------------------------

                Comparison of Five-Year Cumulative Total Return
                       vs. S&P 500 and Peer Group Indices

     The following performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                Comparison of Five-Year Cumulative Total Return
                      December 1990 through December 1995

[The following table was represented by a line chart in the printed material.]

                                                Fortune
                                             Industrial and
                                             Farm Equipment
                           Goulds              Industry
     Date                  Pumps              Peer Group          S&P 500
     ----                  -----              ----------          -------
December 1990             $100.00               $100.00           $100.00
December 1991              125.93                105.69            130.34
December 1992              137.83                117.95            140.25
December 1993              143.85                162.41            154.32
December 1994              129.66                159.13            156.42
December 1995              153.79                197.55            214.99

     Assumes $100 is invested on December 31, 1990 in Goulds Pumps, Incorporated common stock, the S&P 500 Index, and common stock of the peer group identified on page 13. Cumulative total return assumes reinvestment of dividends.

Fortune Industrial and Farm Equipment Companies(1)(3)

Caterpillar Inc.
Tenneco Inc.
Deere & Company
Dresser Industries, Inc.
The Black & Decker Corporation
Cummins Engine Company, Inc.
Ingersoll-Rand Company
Parker-Hannifin Corporation
Dover Corporation
Baker Hughes Incorporated
York International Corporation
Western Atlas International(2)
The Timken Company
NACCO Industries Inc.
TRINOVA Corporation
Detroit Diesel Corporation(2)
Crane Company
Pentair, Inc.
Tecumseh Products Company
Agco Corporation(2)
Briggs & Stratton Corporation
Cincinnati Milacron Inc.
Harnischfeger Industries, Inc.
Stewart & Stevenson Services, Inc.
Outboard Marine Corporation
Kennametal Inc.(2)
Lincoln Electric Co.
Teleflex Incorporated
The Toro Company
Terex Corporation
Actava Group, Inc.(2)
IMO Industries Inc.
Figgie International, Inc.
----------
(1)  Ranked by sales size.
(2)  New to peer group list.
(3) Removed from prior year peer group list by virtue of no longer being included in the Fortune Industrial and Farm Equipment Companies published list:
          Applied Materials, Inc.
          Clark Equipment Company
          Nortek Inc.

Summary Compensation Table

                                                    Annual Compensation                Long-Term Compensation
                                             -----------------------------------   -------------------------------
                                                                       Other       Restricted   Securities                  All
                                                                       Annual        Stock      Underlying   LTIP          Other
Name and Principal Position        Year      Salary      Bonus(a)   Compensation    Awards(i)   Options(#)  Payouts    Compensation
---------------------------        ----      ------      --------   ------------    ---------   ----------  -------    ------------
Thomas C. McDermott                1995     $500,000    $227,000        $--           --         111,600       --        $22,018(b)
  Chairman, CEO and                1994(c)   255,769     140,672         --           --          76,500       --        205,284
  President

Frank J. Zonarich                  1995      239,417      86,500         --           --          28,500       --          2,799(d)
  Vice President and               1994      227,350      67,827         --           --          14,915       --          2,332
  President--Water                 1993      216,419           0         --           --          14,990       --          3,372
  Technologies

John P. Murphy                     1995      191,458      55,000         --           --          26,100       --          2,885(e)
  Vice President--Finance          1994      183,125      50,100         --           --          12,663       --          3,701
  and Chief Financial Officer      1993(f)    70,384      63,000       9,121          --           5,000       --         39,423

Mary Ann Lambertsen                1995      175,042      44,000         --           --          14,900       --          2,536(g)
  Vice President--                 1994      167,417      45,803         --           --           6,271       --          2,013
  Human Resources                  1993      159,542           0       7,670          --           6,303       --         23,660

John J. Scanlon                    1995      147,533      40,000         --           --          12,400       --          3,381(h)
  Vice President and
  President--Asia Pacific

--------------
(a) Includes amounts paid or deferred in the year following for services rendered in the year indicated.
(b) Includes premiums paid on the executive's behalf for a life insurance policy provided by the Executive Security Plan--$7,018, and executive financial services.
(c) Date of hire 06-28-94
(d) Includes premiums paid on the executive's behalf for a life insurance policy provided by the Executive Security Plan--$1,812, and executive financial services.
(e) Includes premiums paid on the executive's behalf for a life insurance policy provided by the Executive Security Plan--$2,302, and executive financial services.
(f) Date of hire 08-11-93.
(g) Includes premiums paid on the executive's behalf for a life insurance policy provided by the Executive Security Plan--$2,013.
(h) Includes premiums paid on the executive's behalf for a life insurance policy provided by the Executive Security Plan--$2,893.
(i) Restricted Performance Shares outstanding, valued as of 12/31/95, are: Mr. McDermott, 9,524 shares valued at $238,100; Mr. Zonarich, 4,011 shares valued at $100,275; Mr. Murphy 2,857 shares valued at $71,425; Ms. Lambertsen 2,613 shares valued at $65,325; Mr. Scanlon, 2,438 shares valued at $60,950.

Option Grants in Last Fiscal Year

                       Number of
                       Securities       % of Total
                       Underlying         Options      Exercise                        Grant Date
                        Options         Granted to      Price          Expiration       Present
          Name          Granted          Employees    Per Share ($)       Date        Value ($)(a)
          ----          -------          ---------    -------------       ----        ------------
Thomas C. McDermott ..   76,200           14.71%         21.000        Jan 3, 2005      291,091
                         35,400            6.84%         22.625        Jun 21, 2005     145,728
Frank J. Zonarich ....   19,500            3.77%         21.000        Jan 3, 2005       74,492
                          9,000            1.74%         22.625        Jun 21, 2005      37,050
John P. Murphy .......   18,800            3.63%         21.000        Jan 3, 2005       71,818
                          7,300            1.41%         22.625        Jun 21, 2005      30,051
Mary Ann Lambertsen ..   10,200            1.97%         21.000        Jan 3, 2005       38,965
                          4,700            0.91%         22.625        Jun 21, 2005      19,348
John J. Scanlon ......    8,500            1.64%         21.000        Jan 3, 2005       32,471
                          3,900            0.75%         22.625        Jun 21, 2005      16,055

-----------
(a) Black-Scholes Assumption Disclosure:
      The estimated grant date present value reflected in the above table is determined using the Black-Scholes Model. The material assumptions and adjustments incorporated in the Black-Scholes Model in estimating the value of the options reflected in the above table include the following:
        * An exercise price on the options of $21.000 (January grant) and $22.625 (June grant) equal to the fair market value of the underlying stock on the dates of grant;

        * An interest rate (7.0%) that represents the interest rate on a U.S. Treasury security with a maturity date corresponding to that of the option term;

        * Volatility (31.40%) calculated using daily stock prices for the one-year period prior to the grant dates;
        * A dividend yield of 3.70%, representing the annualized dividends paid with respect to a share of common stock as of the dates of grant;
        * Reduction of approximately 21.7% to reflect the probability of forfeiture due to termination prior to vesting and approximately 12.6% to reflect the probability of a shortened option term due to termination of employment prior to the option expiration date;
        * An option term of ten years.

The ultimate values of the options will depend on the future market price of Goulds Pumps' stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Company's common stock on the date the option is exercised over the exercise price.

Aggregated Option Exercises in Last Fiscal Year and Year-End Option Values

                                                                  Number of Securities
                                                                 Underlying Unexercised               Value of Unexercised
                                 Number of                           Options Held at               in-the-Money Options Held
                                  Shares                             Fiscal Year End                 at Fiscal Year End
                                Acquired on     Value         ----------------------------   ------------------------------------
       Name                       Exercise     Realized ($)   Exercisable    Unexercisable   Exercisable ($)    Unexercisable ($)
       ----                       --------     ------------   -----------    -------------   ---------------    -----------------
Thomas C. McDermott ...........     1,288         2,174         24,948           167,850        98,619               642,000
Frank J. Zonarich .............         0             0         54,768            50,955       213,880               109,253
John P. Murphy ................         0             0          5,666            38,097           396                93,725
Mary Ann Lambertsen ...........     1,075         1,209          7,946            24,366         6,630                56,159
John J. Scanlon ...............     4,800        40,200         17,267            18,064        75,711                45,666

Long-Term Incentive Plan Awards in Last Fiscal Year

                                                                                        Estimated Future Payouts(b)
                              Number of                                           ------------------------------------
                                Shares        Total Value        Period Until     Threshold      Target        Maximum
          Name                Granted(a)      of Grant($)           Payout          Shares       Shares         Shares
          ----                ----------      -----------           ------          ------       ------         ------
Thomas C. McDermott .......     9,524           208,338          2yrs 183 days       9,524       9,524          19,048
Frank J. Zonarich .........     4,011            87,741          2yrs 183 days       4,011       4,011           8,022
John P. Murphy ............     2,857            62,497          2yrs 183 days       2,857       2,857           5,714
Mary Ann Lambertsen .......     2,613            57,159          2yrs 183 days       2,613       2,613           5,226
John J. Scanlon ...........     2,438            53,331          2yrs 183 days       2,438       2,438           4,876

-------------
(a) Performance share target awards are for a number of "Restricted shares" and are based on a participant's salary, salary grade multiplier, and market price of the Common Stock. Final awards are determined by multiplying the number of Restricted shares by a performance multiplier from 0% to 200%, based on the EPS performance during the performance cycle. At the time of payout the value of Restricted shares is based on the market price of Common Stock.
(b) Estimated future payouts are predicated upon the achievement of corporate EPS over the period from January 1, 1995 to December 31, 1997. The achievement of 100% of goals will result in a payout of the threshold and target amounts (they are the same). Exceeding the goal by approximately 15% will result in payment of the maximum amount.

                 STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

     All proposals by stockholders intended to be presented at the next Annual Meeting of Stockholders must be received by the Company by November 30, 1996, in order to be considered for inclusion in the Company's Proxy Statement for the 1997 Annual Meeting.

                   OTHER MATTERS AND SOLICITATION OF PROXIES

     The Board of Directors does not know of any matters other than those discussed herein which will be presented at the meeting. However, if any matters properly come before the meeting, the person or persons voting the enclosed proxy form will vote on them in accordance with their best judgment.

     All costs of soliciting proxies will be borne by the Company. In addition to soliciting proxies by use of the mails, some of the officers and regular employees of the Company (without extra compensation) may solicit proxies personally and by telephone and telefax from brokerage houses and other stockholders. In addition, the Company will reimburse the reasonable expenses incurred by banks and brokers who hold shares in their names or in custody, or in the names of nominees for others, in forwarding copies of the proxy material to those persons for whom they hold such shares. The Company will pay the firm of D. F. King & Co., Inc. a fee of $10,000 plus expenses for soliciting proxies.


                                         By Order of the Board of Directors

                                                   MICHAEL T. TOMAINO
                                                        Secretary
Fairport, New York
March 28, 1996







     A copy of the Annual Report of the Company on Form 10-K for its most recent fiscal year, as filed with the Securities and Exchange Commission, will be furnished upon request and without charge to stockholders. Such request must set forth a good faith representation that, as of the record date for the Annual Meeting of Stockholders, the person making the request was a beneficial owner of securities entitled to vote at such meeting, and should be addressed to Michael
T. Tomaino, Secretary, Goulds Pumps, Inc., 300 Willow Brook Office Park, Fairport, New York 14450-4285.